EXHIBIT 10.34

sequential

brands group

January 25, 2013

Andrea Sobel

17383 Sunset Blvd, Ste. A310

Pacific Palisades, CA 90272

Re: Separation Terms and General Release Agreement

Dear Andrea:

This Separation Terms and General Release Agreement (this “Agreement”) confirms the terms of your voluntary separation from the employment of Sequential Brands Group, Inc. (the “Company” or “Sequential”) and the consideration being offered by the Company in exchange for your waiver and general release of claims as set forth below.

1.          Termination Date. Your employment with the Company (and/or its subsidiaries, divisions, affiliated companies, predecessors, successors and assigns) will end effective January 25, 2013 (the “Termination Date”) as a result of your voluntary resignation. Between now and the Termination Date, you should assist with any transition-related activities as directed by the employee to whom you directly report. By signing below, you hereby resign from all other positions with the Company (and/or its subsidiaries, divisions, affiliated companies, predecessors, successors and assigns), effective as of the Termination Date.

2.          Acknowledgment of Payment of Wages. On or before execution of this release, the Company delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, and reimbursable expenses due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”). You are entitled to these Wages regardless of whether you sign this Agreement. You acknowledge that, other than payment of such Wages, you are not entitled to any other payments or benefits in connection with your employment with the Company and the termination thereof, including under that certain Employment Agreement, effective December 14, 2011, by and between the Company and you (the “Employment Agreement”).

3.          Consideration for Release. In consideration for your signing (and not revoking) this Agreement, including your agreement to the waiver and release of claims set forth in Paragraphs 7 and 8 below, and your compliance with the terms of this Agreement, the Company agrees to provide you with the post-termination payments and benefits (the “Separation Payments and Benefits”) set forth in this paragraph 3 and in the first sentence of paragraph 4 of this Agreement: The Company shall pay to you the aggregate sum of $125,000, which shall be paid within eight (8) days of signing this Agreement provided, however, that, no such payment shall be made prior to the expiration of the revocation period set forth below and provided that you have executed this Agreement. In addition, the Company agrees that, provided you do not revoke this Agreement, all outstanding stock options granted to you under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall accelerate and become fully vested on the Termination Date, and you shall have three (3) years from the Termination Date in which to exercise such stock options. You acknowledge and agree that you are not entitled to receive the Severance Payments and Benefits unless you sign (and do not revoke this Agreement), and that the Separation Payments and Benefits exceed all amounts and benefits to which you may otherwise be eligible if you did not sign this Agreement (except for the Wages set forth in Paragraph 2 above). You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 19 below (if applicable), the Company has no obligation to, and will not, provide you with the Separation Payments and Benefits.

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

4.          Continuation of Health Coverage. As referenced in paragraph 3 of this Agreement and subject to your signing this Agreement, if you are eligible for, and you timely elect COBRA continuation, for a period of twelve (12) months following the Termination Date, the Company shall continue to provide you and your eligible family members with group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated (or at Company's election, pay the applicable COBRA premium for such coverage); provided, however, that if you become re-employed with another employer and are eligible to receive group health insurance coverage under another employer's plans, Company's obligations under this Section shall terminate and any such coverage shall be reported by you to the Company. If you do not sign this Agreement (and/or if you revoke it), your Company-provided health coverage will end on your Termination Date; in such case, if you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Unless otherwise set forth in the Employment Agreement, all other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date.

5.          Return of Company Property. By signing below, you represent that you have returned all the Company property, documents, records and data of any type whatsoever that was in your possession or control.

6.          Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company's confidential and/or proprietary information. You acknowledge your continuing obligations under the Employee Acknowledgment Regarding Proprietary Information and Inventions you have previously executed, and you agree you will hold all such confidential and/or proprietary information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any copies thereof.

7.	General Release and Waiver of Claims.

7.1. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled to receive from any of the “Releasees” (as defined below) for any matter up to and including the Termination Date, including, but not limited to, by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against any of the Releasees, including but not limited to any claims based on your employment with or the separation of your employment with the Company.

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

7.2. In consideration for the right to receive the Separation Payment and Benefits in accordance with the terms contained herein and the mutual promises contained herein, the sufficiency of which you hereby acknowledge, to the fullest extent permitted by law, you (on behalf of yourself and your heirs, administrators, representatives, executors, successors and assigns) hereby release and forever discharge the Company, its predecessors, successors, assigns, subsidiaries and affiliates, and its and their respective present and former directors, shareholders, officers, agents, employees, members, owners, partners, representatives, trustees, employee benefit plans, and administrators or fiduciaries of such plans (all of whom, including the Company, are collectively referred to as “Releasees”), each individually and in their official capacities, from any and all claims, demands, causes of action, damages, liabilities, agreements, expenses (including attorney's fees and costs), judgments, obligations or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, known or unknown, suspected or claimed, specifically mentioned herein or not that you ever had, now have or may claim to have had by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that you sign this Agreement (collectively, “Claims”), including but not limited to Claims arising out of or relating in any way to your employment or separation from employment with the Company and including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, vacation pay, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 7.

(a)          Release of Statutory and Common Law Claims. The released Claims include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers' compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(b)          Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

7.3. You agree that you have entered into this Agreement as a compromise and in full and final settlement of all Claims, if any, that you have or may have against the Releasees and you further agree that any and all existing or potential issues that you may have had arising out of or related to your employment with the Company are hereby fully resolved. Notwithstanding the foregoing, Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law and claims for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law); (ii) claims that arise after the date that you sign this Agreement (other than any claims relating to continuing or future effects of past discrimination) (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”; (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date, provided, however, that you shall have three years from the Termination Date in which to exercise your 99,667 vested stock options; and (v) for any payments required under Section 6 of the Employment Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 12.

7.4. You represent that you have not assigned or transferred your rights with respect to any Claims covered by the General Release and Waiver of Claims set forth in this Paragraph 7. If you commence(d) or participate(d) in any action or proceeding (including as a member of a class of persons) regarding Claims covered by the General Release and Waiver of Claims set forth in this Paragraph 7, this Agreement shall be a complete defense in such action or proceeding and you (and your heirs, administrators, executors, representatives, successors and assigns) will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys' fees and costs) as a result of such action or proceeding.

8.          Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

9.	Covenant Not to Sue.

9.1. To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 7 and 8 above.

9.2.          You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

9.3. Nothing in this paragraph shall prohibit you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency and/or (3) filing a lawsuit solely to challenge the enforceability of the General Release and Waiver of Claims set forth in this Paragraph 7 pursuant to the OWBPA.

10.	Non-disparagement/Cooperation.

10.1. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company (and/or its subsidiaries, divisions, affiliated companies, predecessors, successors or assigns) or its (or their respective) products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, or any person acting by, through, under or in concert with any of them. Nothing in this paragraph shall prohibit you from providing truthful testimony in response to a subpoena or other compulsory legal process. The Company will cause its senior managers, officers and directors not to, and agrees that it will not expressly authorize anyone else, to make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of you. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to prevent the Company from making any public disclosures reasonably determined by the Company to be required by law.

10.2. You agree to cooperate with the Releasees, their legal counsel and designees regarding any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which you were involved or had knowledge or which occurred during your employment, without any additional compensation. Such assistance shall include, but not be limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena). The Company will reimburse you for reasonable and pre-approved, travel expenses actually incurred by you in connection with such cooperation.

11.         Legal and Equitable Remedies. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

12.         Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Employee Acknowledgment Regarding Proprietary. Information and Inventions, you and the Company agree to submit to mandatory, final and binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement, in accordance with the terms of Section 8(b) of the Employment Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

13.         Attorneys' Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 12 above.

14.         Confidentiality Provision. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

15.         Materiality of Breach. Any breach of the provisions contained in paragraphs 6 through 10 and/or 14 will be deemed a material breach of this Agreement.

16.         No Admission of Liability. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17.         Indemnification. This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as an officer, (b) any indemnification agreement with the Company, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company's directors and officers.

18.         Review of Agreement. You may not sign this Agreement prior to your
Termination Date. You may take up to twenty-one (21) days from January 25, 2013, which is the date you received the original version of this Agreement to consider this Agreement and, by signing below, affirm that you were advised by this Agreement to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to the Company, Attention: Yehuda Shmidman, Chief Executive Officer at yshmidman@sequentialbrandsgroup.com and after expiration of the revocation period without revocation by you. You also agree that any modifications to this Agreement (including the original version of this Agreement), whether material or immaterial, did not and will not restart the 21-day period set forth in this paragraph.

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

19.         Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to the Company, Attention: Yehuda Shmidman, Chief Executive Officer at yshmidman@sequentialbrandsgroup.com any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

20.         Entire Agreement.         This Agreement, together with the Employee Acknowledgment Regarding Proprietary Information and Inventions that you previously executed, the Sections of the Employment Agreement referenced herein (and all of which are incorporated herein by reference) and the terms of any employee benefits programs with respect to vested benefits, is the entire agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that none of the Company, its agents or attorneys made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

21.         Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company's authorized representatives and you.

22.         Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California, without regarding to its provisions relating to conflict of laws.

23.         Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the parties intend that such provision be modified to make it enforceable to the maximum extent permitted by law. If such provision cannot be modified to make it enforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 7 above may not be released as a matter of law, the General Release in paragraph 7 and the Waiver Of Unknown Claims in paragraph 8 shall otherwise remain effective as to any and all other claims.

[THIS SPACE INTENTIONALLY LEFT BLANK]

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM

If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the separation package offered please sign below no earlier than your Termination Date and return it to Yehuda Shmidman, Chief Executive Officer at yshmidman@sequentialbrandsgroup.com.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS
A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

/s/ Yehuda Shmidman

Yehuda Shmidman,

 Chief Executive Officer

REVIEWED, UNDERSTOOD AND AGREED:

By:	/s/ Andrea Sobel
Andrea Sobel

Date:	January 25, 2013

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

17383 SUNSET BLVD, STE. A310 • PACIFIC PALISADES, CA 90272 • T 203.454.6999 • F 203.454.6998
WWW.SEQUENTIALBRANDS.COM